EXHIBIT 99.6


CHRONIMED INC.
PHARMACY CONTINUING OPERATIONS
FORWARD-LOOKING STATEMENTS


EARNINGS AND REVENUE PROJECTIONS
For fiscal fourth quarter 2000, the continuing Chronimed pharmacy business expects revenue to be in the $58 to $60 million range, with earnings per share in the $.06 to $.08 range. EBITDA for the quarter is expected to be approximately $2 million.

For total fiscal 2000, the continuing Chronimed pharmacy business expects revenue to be in the $227 - $229 million range, with earnings per share, excluding unusual or infrequent items during the year, in the $0.24 to $0.26 range. EBITDA for total fiscal 2000 is expected to be approximately $9 million.

For fiscal 2001, the continuing Chronimed pharmacy business believes revenue will grow at approximately 30% over fiscal 2000, and earnings and EBITDA will outpace revenue growth.

Chronimed reminds investors that these projections exclude the discontinued operations of diagnostic products (to be spun-off as MEDgenesis Inc.) and any unusual or infrequent items, including spin-off and related costs of separating the two businesses, costs related to the PaineWebber initiative, and the Clinical Partners write-off. Also, as a cautionary note to investors, these projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These projections involve risks and uncertainties that may cause actual results to differ materially, including the following changes in economic condition; general competitive factors; pressures on gross profit margins; the Company's ability to execute its sales and marketing plans; changes in the status of managed care contracts; changes in ownership; changes in status of the intended spin-off of the diagnostic products business; material litigation; and the risks described from time to time in the Company's public reports filed with the SEC.


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